Exhibit 10.20

November 11, 2003

__________________________
500 N. Loop 1604 E., Suite 250
San Antonio, Texas 78232

Dear _________________:

The Board of Directors (the "Board") of The Exploration Company of Delaware, Inc. (the "Company"), recognizes that your contribution to the past and future growth and success of the Company has been and will be substantial, and the Board desires to assure the Company of your continued services for the benefit of the Company, particularly in the face of a take-over attempt.

This letter agreement ("Agreement") therefore sets forth those benefits which the Company will provide to you in the event your employment with the Company is terminated after a "Change in Control of the Company" [as defined in paragraph 2(i)] under the circumstances described below.

1. Term. If a Change in Control of the Company should occur while you are still an employee of the Company, then this Agreement shall continue in effect from the date of such Change in Control of the Company for so long as you remain an employee of the Company, but in no event for more than three full calendar years following a Change in Control of the Company; provided, however, that the expiration of the term of this Agreement shall not adversely affect your rights under this Agreement which have accrued prior to such expiration. If no Change in Control of the Company occurs before your status as an employee of the Company is terminated, this Agreement shall expire on such date. Prior to a Change in Control of the Company, your employment may be terminated by the Company with or without Cause [as defined in paragraph 3(iii)], and/or this Agreement may be terminated by the Company, at any time upon written notice to you and, in either or both such events, you shall not be entitled to any of the benefits provided hereunder; provided, however, that the Company may not terminate this Agreement following the occurrence of a Potential Change in Control of the Company [as defined in paragraph 2(ii)] unless (a) at least one year has expired since the most recent event or transaction constituting a Potential Change in Control of the Company, and (b) in respect of a Potential Change in Control of the Company which previously occurred, no facts or circumstances continue to exist which, if initially occurring at the time any termination of this Agreement is to occur, would constitute a Potential Change in Control of the Company.

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2. Change in Control; Potential Change in Control. (i) For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if (A) there shall be consummated (I) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which share of the Company's Common Stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (II) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (B) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (C) any "person" [as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors ("Voting Shares"), as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period, or (E) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

(ii) For purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to have occurred if (A) the Company shall enter into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company, or (B) any person shall publicly announce an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company, or (C) the Company shall receive any written communication from any third party or third parties, acting as principal or as authorized representative of a disclosed principal, which is publicly disclosed and proposes (or indicates a desire to engage in discussions relating to the possibility of or with a view toward) a transaction the consummation of which would result in the occurrence of a Change in Control of the Company, or (D) any "person" [as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act], other than the Company or a subsidiary thereof or an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned,

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directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall (I) become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), (II) disclose directly or indirectly to the Company or publicly a plan or intention to become the beneficial owner or (III) make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to Voting Shares to become the beneficial owner, directly or indirectly, of Voting Shares representing 9.9% or more of the combined voting power of the then outstanding Voting Shares, or (E) any person described in clause (D) above who becomes the beneficial owner, directly or indirectly, of Voting Shares representing 9.9% or more of the combined voting power of the Company's then outstanding Voting Shares shall increase his beneficial ownership of such securities by 5% or more over the percentage acquired in the transaction which previously gave rise to the occurrence of a Potential Change in Control of the Company. Notwithstanding the foregoing, any event or transaction which would otherwise constitute a Potential Change in Control of the Company shall not constitute a Potential Change in Control of the Company if the negotiations or other actions leading to such event or transaction were initiated by the Company (it being understood that the occurrence of such a Company-initiated event or transaction shall not affect the existence of any Potential Change in Control of the Company resulting from any other event or transaction).

3. Termination Following Change in Control. If a Change in Control of the Company shall have occurred while you are still an employee of the Company, you shall be entitled to the payments and benefits provided in paragraph 4 hereof upon the subsequent termination of your employment, within three full calendar years of such Change in Control, by you or by the Company unless such termination is (a) because of your death or "Disability" (as defined below), (b) by the Company for "Cause" (as defined below), or (c) by you other than for "Good Reason" (as defined below), in any of which events you shall not be entitled to receive benefits under this Agreement.

(i) "Disability". If, as a result of your incapacity due to physical or mental illness, you shall have been deemed "disabled" by the institution then administering the Company's Long-Term Disability Insurance Plan (or a successor plan) because you shall have been absent from your duties with the Company on a full-time basis for six months and shall not have returned to full-time performance of your duties within 30 days after written notice is given you, the Company may terminate this Agreement for "Disability."

(ii) "Cause". For the purposes of this Agreement, the Company shall have "Cause" to terminate your employment hereunder only upon

(A) the willful and continued failure by you substantially to perform your duties with the Company [other than any such failure resulting from your incapacity due to physical or mental illness or any failure resulting from your terminating your employment with the Company for "Good Reason" (as defined below)] after a written demand for substantial performance is delivered to you by the Board

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which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

(B) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company.

For purposes of this paragraph, no act, nor failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after at least 20 days prior notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you failed to perform your duties or engaged in misconduct as set forth in clause (A) or (B) of this paragraph 3(ii), and that you did not correct such failure or cease such misconduct after being requested to do so by the Board.

(iii) "Good Reason". You may terminate your employment for Good Reason. Any determination by you that there exists Good Reason for you to terminate your employment shall be conclusive and binding on the Company. For purposes of this Agreement, "Good Reason" shall mean:

(A) the assignment to you of any duties inconsistent with, or a diminution of, your positions, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in your titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of you from, or any failure to reelect you to, any of such positions;

(B) a reduction by the Company in your base salary in effect immediately prior to a Change in Control of the Company or a failure by the Company to increase your base salary (within 15 months of your last increase) in an amount which is substantially similar, on a percentage basis, to the average percentage increase in base salary for all employees of the Company during the 12 months preceding your increase;

(C) the failure by the Company to continue in effect any life insurance, health or accident or disability plan in which you are participating or are eligible to participate at the time of a Change in Control of the Company (or plans providing you with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control of the Company or the taking of any action by the Company which would adversely affect your participation in (other than increased premiums payable by you) or materially reduce your benefits under any of such plans or deprive you of any material fringe

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benefits enjoyed by you at the time of a Change in Control of the Company or the failure by the Company to provide you with the number of paid vacation days to which you are entitled in accordance with the vacation policies of the Company in effect at the time of a Change in Control of the Company;

(D) the Company's requiring you to be based anywhere other than the county in which you are based immediately prior to a Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to a Change in Control of the Company;

(E) any material breach by the Company of any provision of this Agreement (including, without limitation, paragraph 6);

(F) any purported termination of your employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (v) below [and, if applicable, subparagraph (iii) above]; and for purposes of this Agreement, no such purported termination shall be effective.

(iv) Notice of Termination. Any termination by the Company pursuant to subparagraphs (i), (ii) or (iii) above or by you pursuant to subparagraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v) Date of Termination. "Date of Termination" shall mean:

(A) if this Agreement is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period),

(B) if your employment is terminated pursuant to subparagraph (iv) above, the date specified in the Notice of Termination,

(C) if your employment is terminated for any other reason, the date on which a Notice of Termination is given (or, if a Notice of Termination is not given, the date of such termination), and

(D) if you are entitled to compensation pursuant to paragraph 6, the date determined pursuant to such paragraph.

4. Compensation During Disability or Upon Termination. (i) If, after a Change in Control of the Company, you shall fail to perform your duties hereunder as a result of

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incapacity due to Disability, you shall continue to receive your full base salary monthly at the rate then in effect until your employment is terminated pursuant to paragraph 3(i)

hereof (and for any longer period for which full base salary or a lesser amount as may be provided under applicable insurance plans).

(ii) If, after a Change in Control of the Company, your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to you under this Agreement.

(iii) If, after a Change in Control of the Company, the Company shall terminate your employment, other than pursuant to paragraph 3(i) or 3(ii) hereof or by reason of death, or you shall terminate your employment for Good Reason or you shall be entitled to payments pursuant to paragraph 6, then the Company shall pay to you as severance pay (and without regard to the provisions of any benefit plan) in a lump sum in cash on the fifth day following the Date of Termination, an amount equal to the sum of the following:

(x) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; plus

(y) an amount equal to the product of (a) the sum of your monthly base salary at the highest rate in effect during the 12-month period immediately preceding the Date of Termination, multiplied by (b) the number two, multiplied by (c) the number of years you have been employed by the Company preceding the Date of Termination (with any partial year being prorated); minus

(z) all base salary paid to you that accrues from the date of Change of Control of the Company to the Date of Termination.

(iv) You shall not be required to mitigate the amount of any payment provided for in this paragraph 4 or in paragraph 6 or 15 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

(v) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan of the Company, any employment agreement or other contract, plan or arrangement of the Company, except to the extent necessary to prevent double payment under any other severance plan or program of the Company in effect at the Date of Termination.

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5. Gross-Up Provision. If any portion of any payments received by you from the Company (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company, its successors or any person whose actions result in a Change in Control of the Company) shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statutory provision ("Excess Parachute Payments"), the Company shall pay to you such additional amounts as are necessary so that, after taking into account any tax imposed by such Section 4999 or any successor statutory provision only on any Net Excess Parachute Payments (as hereinafter defined), as well as on payments made pursuant to this sentence, and any federal and state income taxes payable as a result of any payments due you pursuant to this sentence, you are in the same after-tax position that you would have been in if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this sentence. "Net Excess Parachute Payments" shall mean that amount equal to the difference between (i) all Excess Parachute Payments and (ii) all "parachute payments" (as that term is defined in Section 280G of the Code) attributable to the acceleration of the exercisability of stock options (or any right to receive cash in lieu thereof) under any plan of the Company or any successor or person whose actions result in a Change in Control of the Company.

6. Successor's Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason (whether or not you terminate your employment), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If you received payments pursuant to this paragraph 6 prior to termination of your employment, you shall not be entitled to any benefits hereunder at the time of any subsequent termination of your employment.

(ii) This Agreement shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

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7. Employment. In consideration of the foregoing obligations of the Company, you agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place or, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control of the Company. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with your right to terminate your employment or the right of the Company to terminate your employment with or without Cause prior to a Change in Control of the Company. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and you or as a right for you to continue in the employ of the Company, or as a limitation of the right of the Company to discharge you with or without Cause prior to a Change in Control of the Company.

8. Injunctive Relief. You acknowledge and agree that the remedy of the Company at law for any breach of the covenants and agreements contained in paragraph 7 of this Agreement will be inadequate, and that the Company shall be entitled to injunctive relief as its sole and exclusive remedy against any such breach or any threatened breach. You represent and agree that such injunctive relief shall not prohibit you from earning a livelihood acceptable to you. The Company waives all right to any claim for damages or set-off in connection with any such breach of such covenants and agreements.

9. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company should be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Indemnification. The Company will indemnify you to the fullest extent permitted by the laws of the State of Delaware and the by-laws of the Company as in effect on the date of the Change in Control of the Company, in respect of all your services rendered to the Company and its subsidiaries prior to the Date of Termination. You shall be entitled to the protection of any insurance policies the Company now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries during your employment therewith.

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11. Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Legal Fees and Expenses. In addition to any other benefits to which you may be entitled hereunder, the Company shall pay all legal fees and expenses which you may incur as a result of the Company's contesting the validity, enforceability or your interpretation of, or determinations under, this Agreement or otherwise as a result of any termination as a result of which you are entitled to the benefits set forth in this Agreement.

16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Antonio, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award (which the parties agree may include any measure or type of damages or other remedy available at law or in equity) in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

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Sincerely,

THE EXPLORATION COMPANY OF
DELAWARE, INC.

By:_________________________________
Its:_________________________________

AGREED TO this ____ day of
_____________, 20__.

_____________________________
By: ____________________

________________________________________________________________________
________________________________________________________________________

Agreements identical to the forgoing were entered into by and between The Exploration Company of Delaware, Inc., and its officers and employees, except for the following differences in the Agreements entered into with the following officers:

Severance Amount
Name	in Section 4(iii)(y)
----	---------------------

Mr. James E. Sigmon

(y) an amount equal to the product of (a) the sum of their annual base salary at the highest rate in effect during the 12-month period immediately preceding the Date of Termination, multiplied by (b) the number three; minus

Mr. James J. Bookout
Mr. Roberto R. Thomae
and Mr. Peter M. Stark

(y) an amount equal to the product of (a) the sum of their annual base salary at the highest rate in effect during the 12-month period immediately preceding the Date of Termination, multiplied by (b) the number two; minus